EXHIBIT 23.2

WZI LETTERHEAD

CONSENT OF WZI, INC.

We hereby consent to the use of the name WZI, Inc. and of references to WZI, Inc. and to inclusion of and reference to our report, or information contained therein, dated March 9, 2005, prepared for Whittier Energy Company for inclusion in the Whittier Energy Corporation Annual Report on Form 10-KSB for the year ended December 31, 2004.

WZI, INC.

by:	/s/

March 30, 2005
Houston, Texas